State of Delaware Secretary of State Division of Corporations Delivered 07:51 PM 12/30/2003 FILED 07:51 PM 12/30/2003 SRV 030845108 - 3738830 FILE

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
PERSIMMON GROWTH PARTNERS FUND, L.P.

The undersigned, an authorized person for the purpose of amending the Certificate of Limited Partnership of PERSIMMON GROWTH PARTNERS FUND, L.P., a Delaware limited partnership (the “Partnership”), pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, hereby certifies that:

FIRST:        The name of the Partnership is PERSIMMON GROWTH PARTNERS FUND, L.P.

SECOND:   The Certificate of Limited Partnership of the Partnership is hereby amended to reflect the withdrawal of Persimmon Advisors, LLC as the existing general partner of the Partnership and the admission of Persimmon GP, LLC as the general partner of the Partnership as of December 30, 2003. In order to effect the foregoing amendment, Article 3 of the Certificate of Limited Partnership of the Partnership is hereby amended to read as follows:

“3.  The name and address of the general partner of the Partnership is: Persimmon GP, LLC, 620 West Germantown Pike, Suite 270, Plymouth Meeting, PA 19462.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 30 day of December, 2003.

PERSIMMON GP, LLC
Incoming General Partner

By:	/s/ Elisabeth H. Bedore
Elisabeth H. Bedore, Authorized Person